Exhibit 10.1

PREFERRED STOCK PURCHASE AGREEMENT

This PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of July 25, 2014 (the “Agreement Date”), is entered into by and between Kleangas Energy Technologies, Inc., a Delaware corporation with its principal executive office at 3001 N. Rocky Point Rd., Suite 200, Tampa, FL 33771 (the “Company”), and Premier Venture Partners, LLC, a California limited liability company (the “Investor”), with its principal executive officers at 4221 Wilshire Blvd., Suite 355, Los Angeles, CA 90010.

RECITALS

A. The parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall invest up to Twelve Million Dollars ($12,000,000) to purchase the Company’s Series F Convertible Preferred Stock par value $0.001 per share (the “Series F Preferred Stock”);

B. Such investments will be made in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), Rule 506 of Regulation D promulgated by the SEC under the 1933 Act, and/or upon such other exemption from the registration requirements of the 1933 Act as may be available with respect to any or all of the investments to be made hereunder; and

C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”) pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, the covenants and agreements set forth hereafter, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor hereby agree as follows:

SECTION 1
DEFINITIONS

1.1 For all purposes of and under this Agreement, the following terms shall have the respective meanings below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms.

“1933 Act” shall have the meaning set forth in the recitals.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

“Adjustment Pricing Period” shall mean, with respect to a particular Put Notice, the Ten (10) Trading Days immediately after the applicable Put Notice Date unless modified pursuant to Section 2.9.

“Affiliate” shall have the meaning set forth in Section 5.7.

“Agreement” shall have the meaning set forth in the preamble.

“Agreement Date” shall have the meaning set forth in the preamble.

“Articles of Incorporation” shall have the meaning set forth in Section 4.3.

“By-laws” shall have the meaning set forth in Section 4.3.

“Closing” shall have the meaning set forth in Section 2.6.

“Closing Date” shall have the meaning set forth in Section 2.6.

“Common Shares” shall mean shares of the Company’s common stock, par value $0.001 per share

“Commitment Shares” shall mean 720 shares of the Series F Preferred Stock.

“Control” or “Controls” shall have the meaning set forth in Section 5.7.

“Conversion Shares” means Common Shares issued or issuable upon conversion of the Shares into Common Shares.

“Delivery Default Day” shall have the meaning set forth in Section 2.10.

“Delivery Default Period” shall have meaning set forth in Section 2.10.

“Effective Date” shall mean the date the SEC declares effective under the 1933 Act the Registration Statement covering the Registrable Securities.

“Environmental Laws” shall have the meaning set forth in Section 4.13.

“First Purchase Shares” shall have meaning set forth in Section 2.2.

“Indemnified Liabilities” shall have the meaning set forth in Section 9.

“Indemnitees” shall have the meaning set forth in Section 9.

“Indemnitor” shall have the meaning set forth in Section 9.

“Investor” shall have the meaning set forth in the preamble.

“Material Adverse Effect” shall have the meaning set forth in Section 4.1.

“Open Period” shall mean the period beginning on the earlier of (i) thirty (30) days after the payment for the First Purchase Shares and (ii) 192 days after the Agreement Date (if the Registration Statement has not been declared effective by the SEC prior to such date) and ending on the earlier to occur of (x) the date which is forty eight (48) months from the Agreement Date; or (y) termination of the Agreement in accordance with Article 8.

“Principal Market” shall mean the New York Stock Exchange, the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, OTCQX, OTCQB, or OTC Pink Current Information, whichever is the principal market on which the Common Stock is listed.

“Purchase Price” for the First Purchase Shares shall have the meaning set forth in Section 2.2 and for all subsequent purchases under this Agreement shall have the meaning set forth in Section 2.8.

“Put” shall have the meaning set forth in Section 2.3.

“Put Amount” shall have the meaning set forth in Section 2.3.

“Put Notice” shall mean a written notice sent to the Investor by the Company stating (i) the Put Amount in Shares that the Company intends to sell to the Investor pursuant to the terms of the Agreement (ii) the current number of Common Shares issued and outstanding on such date, (iii) the number of Common Stock reserved for Investor upon conversion of the Shares into Common Stock, and (iv) the Put Notice Number.

“Put Notice Date” shall mean the Trading Day on which the Investor receives a Put Notice, determined as follows: a Put Notice shall be deemed delivered on (a) the Trading Day it is received by facsimile or otherwise by the Investor if such notice is received prior to 9:30 am Eastern Time, or (b) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 9:30 am Eastern Time on a Trading Day. No Put Notice may be deemed delivered on a day that is not a Trading Day.

“Put Notice Number” shall mean the number equal to the number of Put Notices issued to Investor including the Put Notice being currently submitted.

“Registrable Securities” means the Conversion Shares deliverable to the Investor pursuant to the conversion into Common Shares of (i) one half of the Commitment Shares, (ii) the First Purchase Shares, and (ii) any Common Shares issued or issuable with respect to such Common Shares, if any, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, which have not been (x) included in the Registration Statement that has been declared effective by the SEC, or (y) sold under circumstances meeting all of the applicable conditions of Rule 144 (or any similar provision then in force) under the 1933 Act.

“Registration Rights Agreement” shall have the meaning set forth in the recitals.

“Registration Statement” means the registration statement of the Company filed under the 1933 Act covering the resale of the Registrable Securities issuable hereunder by the Investor, in the manner described in such Registration Statement.

“Related Party” shall have the meaning set forth in Section 5.7.

“Resolutions” shall have the meaning set forth in Section 7.5.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 4.6.

“Shares” shall mean the shares of the Series F Preferred Stock purchased in connection with this Agreement.

“Subsidiaries” shall have the meaning set forth in Section 4.1.

“Trading Day” shall mean any day on which the Principal Market for the Common Stock is open for trading, from the hours of 9:30 am until 4:00 pm.

“Transaction Documents” shall mean this Agreement and the Registration Rights Agreement between the Company and the Investor as of the date herewith, and any other agreements between the Company and the Investor executed in conjunction with this transaction.

“VWAP” means the volume weighted average price (the aggregate sales price of all trades of Common Shares during a Trading Day divided by the total number of Common Shares traded during such Trading Day) of the Common Shares during a Trading Day. For any Trading Day that requires that requires the computation of a VWAP pursuant to this Agreement and on such Trading Day no Common Shares traded during that Trading Day, then such Trading Day shall not be considered a Trading Day for purposes of computing a VWAP under this Agreement.

SECTION 2
PURCHASE AND SALE OF COMMON STOCK

2.1 Purchase and Sale Of Common Stock. Subject to the terms and conditions set forth herein, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, up to Twelve Thousand (12,000) Shares.

2.2 First Purchase of Shares. Subject to the terms of this Section 2.2., the Company agrees to be irrevocably bound to purchase the number of Shares equal to the lesser of (i) 150 Shares and (ii) 400% of the average daily dollar trading value of the Common Shares for the twenty Trading Days prior to filing of the Registration Statement divided by 1,000. For purposes of convenience, the determination of the twenty day period in the preceding sentence may be determined as of any date that is within three Trading Days prior to the filing of the Registration Statement. The Purchase Price for the purchase of Shares covered by this Section 2.2 shall be $1,000 per Share and shall not be subject to adjustment based on market price of Common Shares as of the Effective Date. The only condition for Investor’s purchase of Shares pursuant to this Section 2.2 is the effectiveness of the Registration Statement covering the Registrable Securities and the Company not being in breach of any of the Transaction Documents. Investor shall make payment for the Shares purchased pursuant to this Section 2.2 within five (5) business days of the Effective Date. The Shares purchased pursuant to this Section 2.2 shall be referred to as the First Purchase Shares.

2.3 Subsequent Purchase of Shares; Delivery of Put Notices. From time to time during the Open Period, the Company may, in its sole discretion, deliver a Put Notice to the Investor which states the number of Shares that the Company intends to sell to the Investor on a Closing Date (the “Put”). The Put Notice shall be in the form attached hereto as Exhibit B and incorporated herein by reference. The maximum number of Shares that the Company shall be entitled to Put to the Investor per any applicable Put Notice (the “Put Amount”) shall not exceed the lesser of (i) 400% of the average daily dollar trading value of the Common Shares for the twenty Trading Days prior to the Put Notice divided by 1,000 and (ii) the number of Shares for each Put Notice Number as detailed on Exhibit C. During the Open Period, the Company shall not be entitled to submit a Put Notice more than once in any 30 days period

2.4 Increase in the Put Amount. If the lowest individual daily VWAP of the Common Shares in the Ten (10) Trading Days prior to a Put Notice is greater than $.008, then for purposes of subsection (ii) of the definition of Put Amount in Section 2.3, the number of Shares on Exhibit C for such Put Notice shall be multiplied by 150%.

2.5 Conditions to Investor’s Obligation to Purchase Shares. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to deliver a Put Notice and the Investor shall not be obligated to purchase any Shares at a Closing unless each of the following conditions are satisfied:

(a) at all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, the Common Shares (i) shall have been listed or quoted for trading on the Principal Market, (ii) shall not have been suspended from trading thereon, and (iii) the Company shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of the Common Stock;

(b) the Company has delivered all Conversion Shares pursuant to a conversion request delivered by the Investor to the Company.

(c) at all times during the period beginning ten days prior to the related Put Notice Date and ending on and including the related Closing Date, the closing bid for the Common Shares is not less than $.0004 per share.

(d)  the Company has complied with its obligations and is otherwise not in breach of or in default under the Transaction Documents unless such breach or default has been cured prior to the delivery of the Put Notice or a Closing, as the case may be;

(e) no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Shares;

(f)  the Company has paid all amounts required to be paid pursuant to Section 5.13; and

(g) the issuance of the Shares will not violate any shareholder approval requirements of the Principal Market.

If any of the events described in clauses (a) through (g) above occurs between the delivery of a Put Notice and a Closing, then the Investor shall have no obligation to purchase the Put Amount of Shares set forth in the applicable Put Notice.

2.6 Mechanics of Purchase of Shares by Investor. Subject to the satisfaction of the conditions set forth in Sections 2.5, 7 and 8 of this Agreement and unless extended pursuant to Section 2.7, the closing of the purchase by the Investor of Shares (a “Closing”) shall occur on the date which is the thirteenth (13th) Trading Day following the applicable Put Notice Date (each a “Closing Date”). Prior to such Closing Date, the Company shall issue to Investor a certificate representing the Shares being purchased and on the Closing Date, the Investor shall deliver to the Company the Purchase Price to be paid for such Shares as set forth in Section 2.8.

2.7 Extension of the Closing Date. The Closing Date stated in Section 2.6 shall be extended by one Trading Day for each Delivery Default Day during the Delivery Default Period.

2.8 Purchase Price. Subject to the adjustment pursuant to Section 2.9 below, the Purchase Price for the Shares shall be $1,000 per Share

2.9 Adjustment to Purchase Price. If the average of ten lowest individual daily VWAPs during the Adjustment Pricing Period is less than 85% of the average of the individual daily VWAPs for the eight (8) Trading Days prior to the Put Notice Date, then the Purchase Price for each Share for such Put Notice shall be reduced to an amount equal to such percentage multiplied by the Purchase Price in Section 2.8. For purpose of example, if the average of ten lowest individual daily VWAPs during the Adjustment Pricing Period is $.003 and the average of the individual daily VWAPs for the eight (8) Trading Days prior to the Put Notice Date is $.004, then the Purchase Price shall be $750 per Share (.003/.004 X $1,000). The Adjustment Pricing Period shall be extended by one additional Trading Day for each Delivery Default Day occurring during the Delivery Default Period.

2.10  Delivery Default Period. For purposes of this Agreement, if during the period beginning Ten Trading Days prior to any particular Put Notice and ending on the Trading Day immediately prior to the Closing for such Put Notice (“Delivery Default Period”), the Company has not delivered any requested Conversion Shares by DWAC to the Investor’s brokerage account by the second Trading Day after such request was submitted to the Company, then each subsequent Trading Day prior to the actually receipt of such Conversion Shares shall be a “Delivery Default Day.”

SECTION 3
INVESTOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

The Investor represents and warrants to the Company, and covenants, that:

3.1 Sophisticated Investor. The Investor has, by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (i) evaluating the merits and risks of an investment in the Shares and making an informed investment decision; (ii) protecting its own interest; and (iii) bearing the economic risk of such investment for an indefinite period of time.

3.2 Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.3 Accredited Investor. Investor is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D of the 1933 Act.

3.4 No conflicts. The execution, delivery and performance of the Transaction Documents by the Investor and the consummation by the Investor of the transactions contemplated hereby and thereby will not result in a violation of operating agreement or other organizational documents of the Investor.

3.5 Investment Purposes. The Investor is purchasing the Shares for its own account for investment purposes and not with a view towards distribution and agrees to resell or otherwise dispose of the Shares solely in accordance with the registration provisions of the 1933 Act (or pursuant to an exemption from such registration provisions).

3.6 No Registration as a Dealer. The Investor is not and will not be required to be registered as a “dealer” under the 1934 Act, either as a result of its execution and performance of its obligations under this Agreement or otherwise.

3.7 Good Standing. The Investor is a limited liability company, duly organized, validly existing and in good standing in the State of California.

3.8 Tax Liabilities. The Investor understands that it is liable for its own tax liabilities.

3.9 Regulation M. The Investor will comply with Regulation M under the 1934 Act, if applicable.

3.10 No short sales. No short sales shall be permitted by the Investor or its affiliates during the period commencing on the Agreement Date and continuing through the termination of this Agreement.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules attached hereto, or as disclosed on the Company’s SEC Documents, the Company represents and warrants to the Investor that:

4.1 Organization and Qualification. The Company is a corporation duly organized and validly existing in good standing under the laws of the state of incorporation, and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted. Both the Company and the companies it owns or controls (“Subsidiaries”) are duly qualified to do business and are in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect ” means a change, event, circumstance, effect or state of facts that has had or is reasonably likely to have, a material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents.

4.2 Authorization; Enforcement; Compliance with Other Instruments.

(a) The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents, and to issue the Shares in accordance with the terms hereof and thereof.

(b) The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Shares pursuant to this Agreement, have been duly and validly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company and its Board of Directors, and no further consent or authorization is currently required by its shareholders.

(c) The Transaction Documents have been duly and validly executed and delivered by the Company.

(d) The Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

4.3 Capitalization. As of the date hereof, the authorized Common Shares of the Company consists of 4,989,999,000 Common Shares of which as of the date hereof, there are 3,057,561,098 shares issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. As of the date hereof, the authorized Preferred Shares of the Company consists of 10,001,000 Preferred Shares as follows: (i) 200 Series A Preferred Shares; (ii) 100 Series B Preferred Shares; (iii) 5,300 Series C Preferred Shares; (iv) 400 Series D Preferred Shares; (v) 7,995,000 Series D Preferred Shares; and (vi) 12,720 Series F Preferred Shares. Of the Preferred Shares, 10,000,000 shares of Series E are issued and outstanding. No other series of Preferred Shares is issued and outstanding.

 Except as disclosed in the Company’s publicly available filings with the SEC or as otherwise set forth on Schedule 4.3:

(a)  no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company;

(b)  there are no outstanding debt securities;

(c)  there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries;

(d) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement);

(e) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries;

(f) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares as described in this Agreement;

(g) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and

(h) there is no dispute as to the classification of any shares of the Company’s capital stock.

The Company has furnished to the Investor, or the Investor has had access through EDGAR to, true and correct copies of the Company’s Articles of Incorporation, as in effect on the date hereof (the “Articles of Incorporation”), and the Company’s By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

4.4 Reservation of Conversion Shares; Issuance of Shares. As of the Agreement Date, the Company will have reserved the amount of Conversion Shares for issuance pursuant to the Transaction Documents, which will have been duly authorized and reserved (subject to adjustment pursuant to the Company’s covenant set forth in Section 5.5 below) pursuant to this Agreement. In the event the Company cannot reserve a sufficient number of Conversion Shares for issuance pursuant to Shares issued in connection with this Agreement, the Company will use its best efforts to authorize and reserve for issuance the number of Common Shares required for the Company to perform its obligations hereunder as soon as reasonably practicable. Upon issuance in accordance with this Agreement, the Shares will be validly issued, fully paid for and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

4.5 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws; or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or to the Company’s knowledge result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the Principal Market or principal securities exchange or trading market on which the Common Shares are traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have or constitute a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act or any securities laws of any states, to the Company’s knowledge, the Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement as outlined in the Registration Rights Agreement between the parties) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Transaction Documents in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common Shares by the Principal Market in the foreseeable future.

4.6 SEC Documents; Financial Statements. As of the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, and amendments thereto, being hereinafter referred to as the “SEC Documents”). The Company has delivered to the Investor or its representatives, or they have had access through EDGAR to, true and complete copies of the SEC Documents. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC or the time they were amended, if amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, by a firm that is a member of the Public Companies Accounting Oversight Board (“PCAOB”) consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents, including, without limitation, information referred to in Section 4.3 of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Investor with any material, nonpublic information which was not publicly disclosed prior to the date hereof and any material, nonpublic information provided to the Investor by the Company or its Subsidiaries or any of their officers, directors, employees or agents prior to any Closing Date shall be publicly disclosed by the Company prior to such Closing Date.

4.7 Absence of Certain Changes. Except as otherwise set forth in the SEC Documents, the Company does not intend to change the business operations of the Company in any material way. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

4.8 Absence of litigation and/or Regulatory Proceedings. Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a Material Adverse Effect.

4.9 Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Shares, and is not being relied on by the Company. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

4.10 No Undisclosed Events, Liabilities, Developments or Circumstances. Except as set forth in the SEC Documents or required with respect to the Transaction Documents, as of the date hereof, no event, liability, development or circumstance has occurred or exists, or to the Company’s knowledge is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, assets, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

4.11 Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that relations with their employees are good. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company’s employ or otherwise terminate such officer’s employment with the Company.

4.12 Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth in the SEC Documents, none of the Company’s trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights necessary to conduct its business as now or as proposed to be conducted have expired or terminated, or are expected to expire or terminate within two (2) years from the date of this Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth in the SEC Documents, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

4.13 Environmental Laws. The Company and its Subsidiaries (i) are, to the knowledge of the management and directors of the Company and its Subsidiaries, in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have, to the knowledge of the management and directors of the Company, received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance, to the knowledge of the management and directors of the Company, with all terms and conditions of any such permit, license or approval where, in each of the three (3) foregoing cases, the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect.

4.14 Title. The Company and its Subsidiaries have good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in the SEC Documents or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

4.15 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for and neither the Company nor its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

4.16 Regulatory Permits. The Company and its Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from the appropriate federal, state, local or foreign regulatory authorities and comparable foreign regulatory agencies, necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits which if not obtained, or such revocations or modifications which, would not have a Material Adverse Effect.

4.17 Internal Accounting Controls. Except as otherwise set forth in the SEC Documents, the Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles by a firm with membership to the PCAOB and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has determined that the Company’s internal accounting controls were not effective as of the date of this Agreement as further described in the SEC Documents.

4.18 No Materially Adverse Contracts, Etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Company’s officers has or is expected to have a Material Adverse Effect.

4.19 Tax Status. The Company and each of its Subsidiaries has made or filed all United States federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

4.20 Certain Transactions. Except as set forth in the SEC Documents filed at least ten (10) days prior to the date hereof and except for arm’s length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from disinterested third parties and other than the grant of stock options disclosed in the SEC Documents, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, such that disclosure would be required in the SEC Documents.

4.21 Dilutive Effect. The Company understands and acknowledges that the number of Common Shares issuable upon conversion of the Shares issued pursuant to this Agreement will increase in certain circumstances depending on trading price prior to the conversion of the Shares. The Company’s executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that they have a potential dilutive effect on the shareholders of the Company. The Board of Directors of the Company has concluded, in its good faith business judgment, and with full understanding of the implications, that such issuance is in the best interests of the Company. The Company specifically acknowledges that, subject to such limitations as are expressly set forth in the Transaction Documents, its obligation to issue Common Shares pursuant to the Shares issued pursuant to this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

4.22 Preferred Shares Designation. The Company has delivered to Investor a copy of the filed preferred stock designation authorizing the issuance of the Shares.

4.23 No general solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Common Stock to be offered as set forth in this Agreement.

4.24 No brokers, finders or financial advisory fees or commissions. No brokers, finders or financial advisory fees or commissions will be payable by the Company, its agents or Subsidiaries, with respect to the transactions contemplated by this Agreement

4.25 FAST/ DWAC. The Company’s transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program and the Conversion Shares are eligible for inclusion in the FAST program.

SECTION 5
COVENANTS OF THE COMPANY

5.1 Best efforts. The Company shall use all commercially reasonable efforts to timely satisfy each of the conditions set forth in Section 7 of this Agreement.

5.2 Reporting status. Until one of the following occurs, the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status, or take an action or fail to take any action, which would terminate its status as a reporting company under the 1934 Act: (i) this Agreement terminates pursuant to Section 8 and the Investor has the right to sell all of the Conversion Shares without restrictions pursuant to Rule 144 promulgated under the 1933 Act, or such other exemption, or (ii) the date on which the Investor has sold all the Conversion Shares and this Agreement has been terminated pursuant to Section 8.

5.3 Use of proceeds. The Company will use the proceeds from the sale of the Shares for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

5.4 Financial information. During the Open Period, the Company agrees to make available to the Investor via EDGAR or other electronic means the following documents and information on the forms set forth: (i) within five (5) Trading Days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any Registration Statements or amendments filed pursuant to the 1933 Act; (ii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders; and (iii) within two (2) calendar days of filing or delivery thereof, copies of all documents filed with, and all correspondence sent to, the Principal Market, any securities exchange or market, or the Financial Industry Regulatory Association, unless such information is material nonpublic information.

5.5 Reservation of Shares. The Company shall take all action necessary to, at all times, have authorized and reserved the number of Common Shares equal to the amount of 500% of the amount of Conversion Shares issuable upon conversion of all of the outstanding Shares. In the event that the Company determines that it does not have a sufficient number of Common Shares to reserve and keep available for issuance as described in this Section 5.5, the Company shall use all commercially reasonable efforts to increase the number of authorized Common Shares by seeking shareholder approval for the authorization of such additional shares.

5.6 Listing. The Company shall promptly secure and maintain the listing of Common Shares on the Principal Market and each other national securities exchange and automated quotation system, if any, upon which Common Shares are then listed. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Shares on the Principal Market (excluding suspensions of not more than one (1) Trading Day resulting from business announcements by the Company). The Company shall promptly provide to the Investor copies of any notices it receives from the Principal Market regarding the continued eligibility of the Common Shares for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.6.

5.7 Transactions with Affiliates. The Company shall not enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary’s officers, directors, persons who were officers or directors at any time during the previous two (2) years, shareholders who beneficially own 5% or more of the Common Stock, or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a “Related Party”), except for (i) customary employment arrangements and benefit programs on reasonable terms, (ii) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a disinterested third party other than such Related Party, or (iii) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. “Affiliate” for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) is under common control with that person or entity. “Control” or “Controls” for purposes hereof means that a person or entity has the power, directly or indirectly, to conduct or govern the policies of another person or entity.

5.8 Filing of form 8-K. On or before the date which is four (4) Trading Days after the Agreement Date, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transaction contemplated by the Transaction Documents in the form required by the 1934 Act, if such filing is required. The Company shall provide a copy of such Form 8-K to the Investor prior to such filing within sufficient time prior to such filing to allow Investor to provide comments on the details of such filing.

5.9 Corporate existence. The Company shall use all commercially reasonable efforts to preserve and continue the corporate existence of the Company.

5.10 Notice of Certain Events Affecting Registration; Suspension of Right To Make a Put. The Company shall promptly notify the Investor upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus in respect of an offering the Conversion Shares: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Conversion Shares for sale in any jurisdiction or the initiation or notice of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registrable Securities from time to time issuable under the terms of the Transaction Documents. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Shares on the Principal Market (excluding suspensions of not more than one (1) Trading Day resulting from business announcements by the Company). The Company shall promptly provide to the Investor copies of any notices it receives from the Principal Market regarding the continued eligibility of the Common Shares for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.10.

5.11 Transfer Agent, Prime Broker. Upon the Effective Date, and for so long as the Registration Statement is effective, the Company shall deliver instructions to its transfer agent to issue shares to the Investor that are covered for resale by the Registration Statement, and the Company shall ensure that upon delivery to the transfer agent of evidence of the sale of any such Shares in accordance with the Plan of Distribution section of the then current prospectus relating to such Registration Statement, such Shares shall be issued to the purchaser electronically or if in certificate form, free of restrictive legends in accordance with Section 3.11 of the Registration Rights Agreement. In addition, upon the Effective Date and upon delivery of any conversion notice under the Shares, the Company’s legal counsel shall, at Investor’s request, provide an opinion letter addressed to the Company’s transfer agent and any Prime Broker of Investor’s choosing, opining as to the availability of the sale by Investor of such Conversion Shares covered by the Registration Statement or exempt from registration based on Rule 144 under the 1933 Act.

5.12 Regulation D Filings. The Company shall file on a timely basis all notices of sale required to be filed pursuant to Regulation D under the 1933 Act, as amended with respect to the transactions contemplated by this Agreement

5.13 Delivery of Conversion Shares. From and after the date that the Conversion Shares are available to be sold pursuant to the Registration Statement or under Rule 144 of 1933 Act, the Company shall, no later than the second Trading Day following the delivery by the Investor to the Company or the Company’s transfer agent (with notice to the Company) of a conversion notice requesting conversion of the Shares into Common Shares, as directed by the Investor, either: (A) issue and deliver (or cause to be issued and delivered) to the Investor a certificate representing such Conversion Shares that is free from all restrictive and other legends or (B) cause the Company’s transfer agent to credit the Investor’s or its designee’s account at DTC through its Deposit/Withdrawal at Custodian (DWAC) system with the number of shares equal to the Conversion Shares being so converted (the date by which such certificate is required to be delivered to the Investor or such credit is so required to be made to the account of the Investor or its designee at DTC pursuant to the foregoing is referred to herein as the “Required Delivery Date”). If the Company fails on or prior to the Required Delivery Date to either (i) issue and deliver (or cause to be issued and delivered) to the Investor a certificate representing the Conversion Shares that is free from all restrictive and other legends or (ii) cause the Company’s transfer agent to credit the balance account of the Investor or its designee at DTC through its Deposit/Withdrawal at Custodian (DWAC) system with the number of shares of requested Conversion Shares, then, in addition to all other remedies available to the Investor, the Company shall pay to Investor an amount equal to the lesser of (i) $1,000 per Trading Day after the Required Delivery Date until the actual delivery date and (ii) the number of Conversion Shares requested by Investor multiplied by the amount equal to the daily VWAP as of the Required Delivery Date minus the individual VWAP of the actual delivery date of such Conversion Shares. The Company acknowledges that the amounts required to be paid pursuant to this Section 5.13 are less than the actual potential damage incurred by the Investor and therefore not a penalty. To the extent applicable or necessary, the Company shall cooperate with Investor to provide, at Company’s expense, any legal opinions required to sell any Commitment Shares pursuant to Rule 144 under the 1933 Act.

5.14 Correction of Preferred Stock Designation. The Company acknowledges that the preferred stock designation for the Shares (the “Designation”) contained certain technical errors and agrees to file an amended and restated Designation (in the form attached hereto as Exhibit D) prior to the filing of the Registration Statement. Upon filing of such amended and restated Designation, the Company shall provide a stamped copy to Investor within three business days of receipt by the Company. Other than as provided by this Section 5.14, the Company may not make any other modifications to the Designation without the written approval of the Investor.

5.15 Acknowledgement of terms. The Company hereby represents and warrants to the Investor that: (i) it is voluntarily entering into this Agreement of its own freewill, (ii) it is not entering this Agreement under economic duress, (iii) the terms of this Agreement are reasonable and fair to the Company, and (iv) the Company has had independent legal counsel of its own choosing review this Agreement, advise the Company with respect to this Agreement, and represent the Company in connection with this Agreement.

SECTION 6
CONDITIONS OF THE COMPANY’S OBLIGATION TO SELL

The obligation hereunder of the Company to issue and sell the Shares to the Investor is further subject to the satisfaction, at or before each Closing Date, of each of the following conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

6.1 The Investor shall have executed this Agreement and the Registration Rights Agreement and delivered the same to the Company.

6.2 No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

SECTION 7
FURTHER CONDITIONS OF THE INVESTOR’S OBLIGATION TO PURCHASE

The obligation of the Investor hereunder to purchase the Shares is subject to the satisfaction, on or before each Closing Date, of each of the following conditions set forth below.

7.1 The Company shall have executed the Transaction Documents and delivered the same to the Investor. The designation of preferred stock authorizing the Shares has not been modified or withdrawn by the Company.

7.2 The Common Shares shall be authorized for quotation on the Principal Market and trading in the Common Shares shall not have been suspended by the Principal Market or the SEC, at any time beginning on the date hereof and through and including the respective Closing Date (excluding suspensions of not more than one (1) Trading Day resulting from business announcements by the Company, provided that such suspensions occur prior to the Company’s delivery of the Put Notice related to such Closing).

7.3 The representations and warranties of the Company shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company on or before such Closing Date. The Investor may request an update as of such Closing Date regarding the representation contained in Section 4.3.

7.4 The Company shall have executed and delivered to the Investor the Shares being purchased by the Investor at each Closing.

7.5 The Board of Directors of the Company shall have adopted resolutions consistent with Section 4.2(ii) (the “Resolutions”) and such Resolutions shall not have been amended or rescinded prior to such Closing Date.

7.6 No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

7.7 Intentionally Omitted.

7.8 If applicable, the shareholders of the Company shall have approved the increase in the authorized Common Shares as required to accommodate the reservation of Common Shares pursuant to Section 5.5 pursuant to the requirements of law of the Company’s state of incorporation, the Company’s Articles of Incorporation and By-laws.

7.9 The conditions to such Closing set forth in Section 2.5 shall have been satisfied on or before such Closing Date.

7.10 The Company shall have certified to the Investor the number of Common Shares outstanding when a Put Notice is given to the Investor. The Company’s delivery of a Put Notice to the Investor constitutes the Company’s certification of the existence of the necessary number of Conversion Shares reserved for issuance.

SECTION 8
TERMINATION

8.1 This Agreement shall terminate upon any of the following events:

(a) when the Investor has purchased an maximum number Shares being offered pursuant to this Agreement;

(b) on the date which is forty eight (48) months after the Agreement Date;;

(c) the trading of the Common Stock is suspended by the SEC, the Principal Market or FINRA for a period of two (2) consecutive Trading Days during the Open Period; or,

(d) the Common Stock ceases to be registered under the 1934 Act or listed or traded on the Principal Market or the Registration Statement is no longer effective (except as permitted hereunder).. Immediately upon the occurrence of one of the above-described events, the Company shall send written notice of such event to the Investor.

8.2 Investor may terminate this Agreement upon the following circumstances:

(a) the Company has failed to deliver any Conversion Shares within five Trading Days of the Required Delivery Date,

(b) a “freeze” or “chill has been place on the Common Shares by the DTC; and

(c) the Company has materially breached any of the Transaction Documents and has failed to cure such breach within a 15 days of notice to the Company of such breach.

8.3 Any and all Shares, Conversion Shares, or penalties, if any, due under this Agreement shall be immediately payable and due upon termination of this Agreement.

SECTION 9
INDEMNIFICATION

  In consideration of the parties mutual obligations set forth in the Transaction Documents, each of the parties (in such capacity, an “Indemnitor”) shall defend, protect, indemnify and hold harmless the other and all of the other party’s shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Indemnitor or any other certificate, instrument or document contemplated hereby or thereby; (ii) any breach of any covenant, agreement or obligation of the Indemnitor contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; or (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with information furnished to Indemnitor which is specifically intended for use in the preparation of any such Registration Statement, preliminary prospectus, prospectus or amendments to the prospectus. To the extent that the foregoing undertaking by the Indemnitor may be unenforceable for any reason, the Indemnitor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights Indemnitor may have, and any liabilities the Indemnitor or the Indemnitees may be subject to.

SECTION 10
MISCELLANEOUS

10.1 Commitment Shares. In consideration for the Investor’s execution and delivery of this Agreement, concurrently with the execution and delivery of this Agreement on the Agreement Date, the Company shall deliver six certificates each representing one-sixth of the amount of Commitment Shares in the name of the Investor or its designee (in which case such designee name shall have been provided to the Company prior to the Agreement Date). Such certificates shall be delivered to the Investor by overnight courier at its address set forth in Section 10.7 hereof. For the avoidance of doubt, all of the Commitment Shares shall be fully earned as of the Agreement Date, regardless of whether the Registration Statement is declared effective or if any Put Notices are issued by the Company or settled hereunder. Upon issuance, the Commitment Shares shall constitute “restricted securities” as such term is defined in Rule 144(a)(3) under the Securities Act and shall bear a restrictive legend. Half of the Commitment Shares shall constitute Registrable Securities and shall be included in the Registration Statement in accordance with the terms of the Registration Rights Agreement.

10.2 Law governing this agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California or in the federal courts located in Los Angeles County, California. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

10.3 Counterparts. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

10.4 Headings; Singular/Plural. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine.

10.5 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

10.6 Entire agreement; amendments. This Agreement is the final agreement between the Company and the Investor with respect to the terms and conditions set forth herein, and, the terms of this Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties.

10.7 Notices. Any notices or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Kleangas Energy Technologies, Inc.

Attn: Bo Linton

3001 N. Rocky Point Rd., Suite 200

Tampa, FL 33771

If to the Investor:

Premier Venture Partners, LLC
4221 Wilshire Blvd., Suite 355

Los Angeles, CA 90010

Fax: (323) 315-2273

Each party shall provide five (5) days prior written notice to the other party of any change in address or facsimile number.

10.8 No assignment. This Agreement may not be assigned.

10.9 No third party beneficiaries. This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provision hereof be enforced by, any other person, except that the Company acknowledges that the rights of the Investor may be enforced by its general partner.

10.10 Survival. The representations and warranties of the Company and the Investor contained in Sections 3 and 4, the agreements and covenants set forth in Sections 5 and 6, and the indemnification provisions set forth in Section 9, shall survive each of the Closings and the termination of this Agreement.

10.11 Publicity. The Company and the Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement. The Investor acknowledges that this Agreement and all or part of the Transaction Documents may be deemed to be “material contracts” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the 1933 Act or the 1934 Act. The Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

10.12 Further assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.13 No strict construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party, as the parties mutually agree that each has had a full and fair opportunity to review this Agreement and seek the advice of counsel on it.

10.14 Remedies. The Investor shall have all rights and remedies set forth in this Agreement and the Registration Rights Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which the Investor has by law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any default or breach of any provision of this Agreement, including the recovery of reasonable attorneys fees and costs, and to exercise all other rights granted by law.

10.15 Expenses. Except as otherwise set forth below or elsewhere in the Transaction Documents (including but not limited to Section 5 of the Registration Rights Agreement), each party shall pay the fees and expenses of its advisers, the accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Any attorneys’ fees and expenses incurred by either the Company or the Investor in connection with the preparation, negotiation, execution and delivery of any amendments to this Agreement or relating to the enforcement of the rights of any party, after the occurrence of any breach of the terms of this Agreement by another party or any default by another party in respect of the transactions contemplated hereunder, shall be paid on demand by the party which breached the Agreement and/or defaulted, as the case may be. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of any Securities

10.16  Payment set aside. To the extent that the Company makes a payment or payments to the Investor hereunder or under the Registration Rights Agreement or the Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.17 Pricing of Common Shares. For purposes of this Agreement, the VWAP of the Common Stock shall be as reported on Bloomberg, L.P., Quotestream, or other applicable service.

SECTION 11
NON-DISCLOSURE OF NON-PUBLIC INFORMATION

The Company shall not disclose non-public information to the Investor, its advisors, or its representatives.

Nothing in the Transaction Documents shall require or be deemed to require the Company to disclose non-public information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. In addition, neither the Company or any of its Subsidiaries, nor any of their respective directors, officers, employees or agents shall disclose any material non-public information about the Company to the Investor, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company or any of its Subsidiaries, or any of their respective directors, officers, employees and agents (as determined in the reasonable good faith judgment of the Investor), (i) the Investor shall promptly provide written notice of such breach to the Company and (ii) after such notice has been provided to the Company and in addition to any other remedy provided herein or in the other Transaction Documents, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company, any of its Subsidiaries, or any of their respective directors, officers, employees or agents; provided that the Company shall have failed to publicly disclose such material, non-public information within 24 hours following such demand by the Investor. The Investor shall not have any liability to the Company, any of its Subsidiaries, or any of their respective directors, officers, employees, stockholders or agents, for any such disclosure.

SECTION 12
ACKNOWLEDGEMENTS OF THE PARTIES

Notwithstanding anything in this Agreement to the contrary, the parties hereto hereby acknowledge and agree to the following: (i) the Investor makes no representations or covenants that it will not engage in trading in the securities of the Company, other than the Investor will not short the Common Shares; (ii) the Company shall comply with its obligations under Section 5.8 in a timely manner; (iii) the Company has not and shall not provide material non-public information to the Investor unless prior thereto the Investor shall have executed a written agreement regarding the confidentiality and use of such information; and (iv) the Company understands and confirms that the Investor will be relying on the acknowledgements set forth in clauses (i) through (iii) above if the Investor effects any transactions in the securities of the Company.

(Signature page immediately follows)

IN WITNESS WHEREOF, the parties have caused this Preferred Stock Purchase Agreement to be duly executed by their respective authorized representatives as of the Agreement Date.

“COMPANY”:	“INVESTOR”:
Kleangas Energy Technologies, Inc., a Delaware corporation By: ________________________ Name: ________________________ Title: ________________________	Premier Venture Partners, LLC, a California limited liability company By: ________________________ Name: ________________________ Title: ________________________

LIST OF EXHIBITS

Exhibit A Registration Rights Agreement

Exhibit B Put Notice

Exhibit C Maximum Share Purchases

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

See attached.

EXHIBIT B

FORM OF PUT NOTICE

Date: ___________

Premier Venture Partners, LLC
4221 Wilshire Blvd., Suite 355

Los Angeles, CA 90010

RE: Put Notice Number __

Dear Mr.__________,

This is to inform you that as of today, Kleangas Energy Technologies, Inc., a Delaware corporation (the “Company”), hereby elects to exercise its right pursuant to the Preferred Stock Purchase Agreement to require Premier Venture Partners, LLC to purchase shares of its Series F Preferred Stock (the “Shares”). The Company hereby certifies that:

The amount of Shares to be purchased: _____________.

Number of Common Shares issued and outstanding _____________.

Number of Common Shares irrevocable reserved with the Company’s transfer agent for issuance to Premier Venture Partners upon conversion of the Shares. ____________.

Regards,

Kleangas Energy Technologies, Inc.

By: ________________________

Name: ________________________

Title: ________________________

EXHIBIT C

MAXIMUM NUMBER OF PURCHASED SHARES

Put Notice Number	Number of Shares
1	150
2	150
3	150
4	150
5	150
6	150
7	175
8	175
9	175
10	175
11	175
12	175
13	215
14	215
15	215
16	215
17	215
18	215
19	265
20	265
21	265
22	265
23	265
24	265
25	320
26	320
27	320
28	320
29	320
30	320
31	395
32	395
33	395
34	395
35	395
36	395
37	480
38	480
39	480
40	480
41	480
42	480
Total	12,000

EXHIBIT D

AMENDED AND RESTATED DESIGNATION
OF
SERIES F PREFERRED STOCK